EXHIBIT 21
                           FALMOUTH BANCORP, INC.
                       SUBSIDIARIES OF THE REGISTRANT


Name                                           State of Incorporation

Falmouth Co-operative Bank                     Massachusetts

Falmouth Securities Corporation
(subsidiary of Falmouth Co-operative Bank)     Massachusetts

Falmouth Capital Corporation
(subsidiary of Falmouth Co-operative Bank)     Massachusetts